Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in the 2018 annual report on Form 10-K (the "2018 Annual Report") of TransAtlantic Petroleum Ltd. of our report dated March 21, 2018, with respect to the consolidated statements of comprehensive (loss) income, equity and cash flows of TransAtlantic Petroleum Ltd. and subsidiaries for the year ended December 31, 2017, and all related financial statement schedules before the effects of the adjustments to retrospectively apply the application of presenting restricted cash in the statement of cash flows as described in note 4 of the 2018 Annual Report, which report appears in the 2018 Annual Report.

Our report dated, March 21, 2018, contains an explanatory paragraph that states a shareholder, who is the Company's chief executive officer and chairman of the board of directors, owns approximately 47% of the common stock of the Company.  Significant related party transactions with this shareholder include ownership of Series A Preferred Shares, equity transactions, a note receivable, pledge fee agreements, service transactions, a note payable balance and warrants between the Company and affiliated entities or persons.

/s/ PMB HELIN DONOVAN, LLP

Austin, Texas
March 26, 2019